Exhibit 19.1

BYLINE BANCORP, INC. INSIDER TRADING POLICY

Purpose

The Board of Directors (the “Board”) of Byline Bancorp, Inc. (together with Byline Bank and its other subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) for the Company’s officers, directors, and employees with respect to their trading activities.

For purposes of this Policy, the term “employee” includes all employees, independent contractors, advisors, and consultants of the Company. The federal securities laws prohibit any member of the Board or employee of the Company from purchasing or selling any securities of the Company on the basis of material, nonpublic information (as defined in Annex A of this Policy) concerning the Company, or from disclosing material, nonpublic information to others who might trade on the basis of that information. These laws impose severe sanctions on individuals who violate them and may impose large fines on the Company if the Company fails to take appropriate steps to prevent violations. This Policy is designed to prevent insider trading, or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct.

Applicability of This Policy

This Policy applies to the Company’s officers, directors, and employees, as well as to their family members (as defined below) and to any partnership, trust or other entity under the control of an officer, director or employee of the Company or their family members (collectively, “Covered Persons”). As used in this Policy, the term “family members” means children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, siblings, mothers-in- law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law and any adoptive or guardianship relationships, provided that such family member either (i) shares one’s household or (ii) is materially dependent upon one for financial support.

Covered Persons are responsible for ensuring that the purchase or sale of any Securities complies with this Policy, which imposes three principal restrictions with respect to trading activity:

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a prohibition against insider trading or tipping;
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a prohibition against specified transactions in Company securities; and
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trading restrictions.

Prohibition Against Insider Trading

Company Securities. This Policy applies to the Company’s common stock (together with any other type of security that the Company may issue, the “Securities”) and derivative securities, which are securities whose value is derived from the value of Securities, such as exchange-traded put or call options or swaps relating to Securities. Covered Persons may not, directly or indirectly, engage in any transaction involving the purchase or sale of Securities if they are aware of “material”, “nonpublic” information relating to the Company (see Annex A of this Policy for definitions and discussions of these terms).

Covered Companies. The prohibition on insider trading set forth in this Policy is also applicable to trading in securities of other firms, including customers or vendors of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment, or sale. Information that is not material to the Company may nevertheless be material to one of these other firms. The prohibition is also applicable to trading in securities of other firms if the Covered Person engaging in the trading activity is aware of material, nonpublic information about such other firm, including information obtained while serving as a director, officer, or employee of such other firm.

Unauthorized Disclosure. Covered Persons may not pass on material, nonpublic information to others or recommend to anyone the purchase or sale of any Securities or any derivative securities when they are aware of such information. This practice is known as “tipping” and violates the securities laws, even if the Covered Person does not trade or gain any benefit from another person’s trading.

Prohibited Transactions in Securities

Certain Transactions Under Company Plans and Other Transactions. Certain transactions under plans maintained or sponsored by the Company may involve the purchase or sale of Securities at a time when a Covered Person is in possession of material non-public information. Accordingly, this Policy will apply to certain transactions under these plans and will not apply to others.

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Stock Option Exercises. This Policy’s trading restrictions apply to the exercise of a stock option if a Covered Person, directly or indirectly, sells any of the shares received as a result of the option exercise. However, this Policy does not apply to the surrender of shares to or the withholding of shares by the Company as payment for the exercise price or to pay taxes incident to a stock option exercise, in each case to the extent permitted by the terms of the stock option award or as otherwise approved by the Compensation Committee.
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Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or to the surrender of shares to or withholding of shares by the Company to pay for taxes incident to such vesting to the extent permitted by the terms of the award or as otherwise approved by the Compensation Committee. Shares of Securities may not be sold, however, to satisfy such tax obligations.
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401(k) Plan or Employee Stock Purchase Plan. Should the Company offer investing in Securities as an option under its 401(k) plan or its Employee Stock Purchase Plan, this Policy’s trading restrictions will not apply to purchases of Securities in the plans resulting from a Covered Person’s periodic contribution of money to either plan pursuant to their payroll deduction election, or to purchases of Securities resulting from a Covered

Person’s reinvestment of dividends paid on shares of Securities held in their plan accounts. The trading restrictions will apply, however, to a Covered Person’s election to participate in the plans as well as to elections made under the plans to (a) increase or decrease the percentage of the periodic contributions that will be allocated to the Company stock account, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock account, (c) borrow money against the plan accounts if the loan will result in a liquidation of some or all of the Covered Person’s Company’s stock account balance, and (d) prepay a plan loan if the prepayment will result in allocation of funds to the Company stock account.

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Gifts. Where a Covered Person chooses to gift Securities, such gifting may occur only during Window Periods (with preclearance for Designated Officers (as defined below)) and only if the Covered Person is not in possession of material, nonpublic information at the time of the gift. Notwithstanding this general rule, a Covered Person may make a bona fide gift of Securities to a tax-qualified charitable institution that the Covered Person does not control and for which they are not a director, trustee or executive officer so long as they are not in the possession of material, nonpublic information at the time of the gift.

No Short-Term or Speculative Transactions. Short-term or speculative transactions in Securities are prohibited. Such transactions may create incentives conflicting with those of the Company generally or may lead to inadvertent violations of the insider trading laws. These prohibited transactions include:

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Short Sales. Short sales of Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that Securities will decline in value and may thus signal to the market that the seller lacks confidence in the Company’s prospects.
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Short-Term Trading. Officers and directors are subject to the reporting and short swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must comply with the applicable provisions whether or not in possession of material, nonpublic information. Any transaction involving the purchase or sale of Securities by an officer or director must be precleared by and reported to the Director of Legal of the Company or, if there is none, the Secretary of the Company (or such other officer as they may designate from time to time) (such Director of Legal, Secretary or other officer referred to in this Policy as the “Designated Person”).
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Publicly-Traded Options. Given the relatively short term of publicly-traded options (i.e., put options, call options) or transactions in other derivative securities, such transactions may create the appearance that an officer, director, or other employee is trading based on material, nonpublic information and may focus an officer’s, director’s, or other employee’s attention on the Company’s short-term performance at the expense of its long-term business objectives.
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Hedging Transactions. As hedging or monetization transactions through the use of financial instruments, such as prepaid variable forwards, equity swaps, collars and exchange funds, result in the ownership of Securities without the full risks and rewards of ownership, the owner of Securities may no longer have the same objectives as the Company’s other stockholders do.

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Margin Accounts and Pledging. Securities held in a margin account or pledged as collateral for a loan may be sold without the security holder’s consent by the broker if the holder fails to meet a margin call, or by the lender in foreclosure if the holder defaults on the loan. Such sale may occur at a time when the holder is aware of material, nonpublic information or otherwise is not permitted to trade in Securities for a loan. As a result, no officer, director or employee may place Securities in margin accounts, unless they are treated as non-marginable by the brokerage firm.

Trading Restrictions

Window Periods. Transaction in Securities by Covered Persons may be affected only during the period of time designated for trading by the Company (such periods, “Window Periods”). Window Periods will commence at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year and will continue until the close of market on the day that is two full weeks prior to the end of the next fiscal quarter.

Standard Blackout Periods. Each period outside of a Window Period (each such period, a “Blackout Period”) is a particularly sensitive period of time for transactions in Securities. This sensitivity is due to the fact that certain Covered Persons will, during that period, often be aware of or possess or at the very least be presumed to possess material, nonpublic information about the expected financial results for the quarter during that period. Consequently, trading by such certain Covered Persons will be prohibited in each Blackout Period.

Special Blackout Periods. From time to time, the Company may also prohibit some or all Covered Persons from trading Securities because of material developments known to the Company and not yet disclosed to the public. No applicable Covered Person may engage in any transaction in Securities during any special blackout period that the Designated Person may designate (each such period, a “Special Blackout Period”). No applicable Covered Person may disclose the designation of a Special Blackout Period to any third party. The Company will announce the beginning and end of a Special Blackout Period by providing written notice, including by email, to all Covered Persons to whom the Special Blackout Period applies.

No Trading on Material Nonpublic Information at Any Time. Even during a Window Period, any Covered Person who is aware of or possesses material, nonpublic information concerning the Company may not engage in any transactions in the Securities until the second trading day following the public disclosure of such information, whether or not the Company has imposed a Blackout Period or a Special Blackout Period. Trading in Securities during the Window Period should not be considered a “safe harbor”.

Preclearance of Transactions in Securities by Officers and Directors. An officer of the Company who is an “officer” for the purposes of Section 16 of the Exchange Act will be considered a “Designated Officer”. Any transaction in Securities by a director or Designated

Officer, even during a Window Period, must be preapproved by the Designated Person. A request for preapproval should be submitted to the Designated Person at least two trading days in advance of the proposed transaction. The Company is under no obligation to approve a trade submitted for preapproval, and may determine not to permit the trade.

Unless revoked, a grant of permission will normally remain valid until the close of two business days following the day on which it was granted. If the proposed transaction has not been entered into during this time frame, such Covered Person must resubmit the request for preapproval. Preapproval of a transaction does not constitute a recommendation by the Company or any of its employees or agents that any director or Designated Officer engage in the subject transaction. The execution of a precleared transaction must be reported to the Designated Person (through email, duplicate confirmation directly from the broker, or otherwise) immediately, but no later than the day after execution of the transaction.

Administrative Procedures

Approved 10b5-1 Plan. The trading restrictions described above do not apply to transactions executed pursuant to a preexisting written plan, contract, or instruction under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

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has been reviewed and approved by the Designated Person at least one month in advance of any trades under the plan (or, if revised or amended, the revisions or amendments have been reviewed and approved by the Designated Person prior to the effectiveness of the revisions or amendments and at least one month in advance of any subsequent trades under the revised or amended plan);
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was entered into (or, with respect to an instruction, given) in good faith by a Covered Person at a time when such person was not in possession of material, nonpublic information about the Company; and
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either (i) gives a third party the discretionary authority to execute purchases and sales of securities of the Company, outside the influence of the Covered Person, so long as the third party is not aware of any material, nonpublic information about the Company; or (ii) explicitly specifies the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold, or a written formula, algorithm or computer program for determining the amount, price and date of such transactions.

With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on the behalf of the Covered Person should be instructed to send duplicative confirmations of all such transactions to the Designated Person (through email, duplicate confirmation directly from the broker, or otherwise) immediately, but no later than the day after execution of the transaction.

Post-Termination Transactions. This Policy continues to apply to Covered Persons’ transactions in Securities even after they have terminated employment with or other services to the Company. Thus, if a Covered Person is aware of material, nonpublic information when their employment or service relationship with the Company terminates, the Covered Person may not trade in Securities until such information has become public or is no longer material.

Reporting of Violations. If Covered Persons become aware of a violation of this Policy, Covered Persons should promptly report the violation by following the reporting guidelines in the Company’s Code of Ethics.

Exceptions. Personal financial emergencies do not excuse Covered Persons from compliance with this Policy. However, there may be circumstances from time to time in which the application of this Policy produces unfair or undesirable results and in which a proposed transaction is not inconsistent with the purposes of this Policy. In these circumstances, the Designated Person may grant exemptions from any provision of this Policy based on their determination that the exempted transaction is not inconsistent with this Policy.

Responsibility for Noncompliance

Covered Persons are ultimately responsible for adhering to this Policy and determining whether they are in possession of material, nonpublic information, and any action on the part of the Company, the Designated Person, or any other officer, director, or employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Covered Persons with any questions about this Policy or its application to a proposed transaction may obtain additional guidance from the Designated Person. Covered Persons, other than independent contractors, advisors and consultants of the Company, will receive a copy of this Policy and must acknowledge in writing that they have read and understand it promptly after the Policy is adopted. Periodically, they will receive a copy of the Policy and will be required to certify that they have complied with it and will continue to do so. Independent contractors, advisors and consultants may receive a copy of this Policy upon request.

Civil and Criminal Penalties. Potential penalties for insider trading violations include imprisonment for up to twenty years, criminal fines of up to $5 million, and civil fines of up to three times the profit gained or loss avoided.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s officers, directors, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company Sanctions. Failure to comply with this Policy may subject Covered Persons to Company disciplinary action, including dismissal for cause, whether or not the Covered Person’s failure to comply with this Policy results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Annex A

Material Nonpublic Information. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and questionable trading should be avoided. Information is material if it could reasonably be expected that an investor would consider it important in deciding whether to buy, hold, or sell a security, or if the disclosure of the information could reasonably be expected to alter significantly the total mix of information in the marketplace about the Company. In other words, any information, whether positive or negative, that could reasonably be expected to affect the price of the security is considered “material” for the purposes of this Policy. While it is not possible to identify all information that could be deemed material, the following items or types of information should be considered carefully in determining their materiality:

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financial results or potential restatements of financial statements;
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projections of future earnings or losses or other earnings guidance, particularly if they differ significantly from external expectations;
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proposals, plans or agreements, even if preliminary in nature, of a pending or proposed merger, acquisition, tender offer, acquisition or disposition of significant assets, or corporate restructuring or reorganization;
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significant regulatory developments, as well as events having a significant regulatory effect or involving significant regulatory intervention;
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significant developments involving corporate relationships;
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significant related party transactions;
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changes in key personnel, external auditors, or notification that the auditor’s report may no longer be relied upon;
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major events regarding Securities, including changes in the Company’s dividend policy, the declaration of a stock split, or the offering of additional Securities or the establishment of a repurchase program for Securities;
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defaults or potential defaults under the Company’s material agreements or the existence of material liquidity deficiencies;
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changes in the Company’s ratings;
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events that may result in the creation of a significant reserve or write-off or other significant adjustment to the financial statements;
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actual or threatened significant litigation, inquiry by a governmental or regulatory authority, or major positive or negative developments in such matters; and
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any other facts which might cause the Company’s financial results or stock price to be affected.

When in doubt, Covered Persons should treat nonpublic, confidential information as material and should consult with the Designated Person prior to engaging in a Securities transaction.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Information becomes public when (i) it is disclosed in a way designed to achieve broad dissemination to the investing public generally, without favoring any special person or group, and (ii) there has been adequate time for the public to digest that information. Examples of broad dissemination include press releases, filings with the Securities and Exchange Commission and meetings, conference calls, or webcasts that are open to the public.

Nonpublic information may include:

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information available to a select group of analysts or brokers or institutional investors;
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undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; or
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information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement.

When in doubt, Covered Persons should treat information as nonpublic and should consult with the Designated Person prior to engaging in a Securities transaction.